Exhibit 99.1

          Ultralife Batteries Reports Second Quarter Results

                Revenues Increase 65% to $35.2 Million


    NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 2, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported record revenues of $35.2 million for its second quarter of 2007, an increase of 65% compared with $21.4 million reported in the same three-month period in 2006. Operating income rose more than three-fold to $1.7 million compared with $0.5 million a year ago.

    Second quarter revenues grew $13.8 million year-over-year due in part to higher sales to international governments and defense organizations, as well as the addition of communications accessories sales from the McDowell acquisition which the company completed in mid-2006. As a percentage of revenues, gross margin for the second quarter of 2007 was 24%, up from 20% a year ago due to higher sales and production volumes and a shift toward more highly engineered products. Operating expenses totaled $6.9 million, which included $1.4 million of additional expenses and $0.6 million of intangible asset amortization connected with last year's acquisitions. Excluding these items, operating expenses rose $1.0 million over the $3.9 million reported in the comparable quarter last year due to increased corporate costs required to operate a larger, more diverse business. Net interest expense was $0.6 million in the second quarter of 2007, up from $0.2 million reported in the prior year due to the increased debt to finance last year's acquisitions. Net income for the second quarter of 2007 was $1.3 million, or $0.08 per diluted share, compared with net income of $109,000, or $0.01 per share, for the same quarter in 2006.

    For the six-month period ended June 30, 2007, revenues totaled $67.5 million compared to $39.7 million for the same period a year ago. Operating income amounted to $2.3 million for the first half of 2007, an increase of $1.6 million over 2006. Net income for the first half of 2007 was $1.3 million, or $0.08 per diluted share, compared to $249,000, or $0.02 per share, for the same period last year.

    "Second quarter results offer solid evidence of the success we have achieved in diversifying the company's government/defense revenue mix and in broadening the range of our product offering, coupled with our commitment to improving operational efficiencies," said John D. Kavazanjian, Ultralife's president and chief executive officer. "Second quarter revenue marked the fourth consecutive quarter of year-over-year growth and surpassed last quarter's record level. In addition, we continued to drive gross margin expansion as we increased the contribution of higher engineered products and improved manufacturing efficiencies. Asset utilization also improved with inventory levels and revolver borrowings down from the first quarter."

    "To build on these positive trends in margins and asset utilization, we are continuing to push for margin improvement in our communications accessories business and for even better operational efficiencies across the organization," continued Kavazanjian. "At the same time, we are addressing an ever-widening set of growth opportunities as demand for portable power in new and existing applications is proliferating in both government/defense and commercial markets. With an expanding portfolio of high performance products, supported by our unrivaled product development capability and engineering expertise, and an established global distribution network, we are in an excellent position to translate these opportunities into continued profitable revenue growth."

    Outlook

    Management is projecting revenue between $33 million and $36 million for its third quarter ending September 29, 2007, based on current backlog, anticipated orders and anticipated delivery schedules. Based on this revenue estimate, management anticipates reporting operating income in the range of $1.2 million to $1.8 million, inclusive of approximately $1.0 million of non-cash expenses related to stock-based compensation and intangible asset amortization.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include: General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on August 2, 2007 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 2728461, during the period starting at 1:00 p.m. ET August 2 and ending at 1:00 p.m. ET August 9, 2007.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

----------------------------------------------------------------------

                     Three-Month Periods Ended Six-Month Periods Ended

                       June 30,     July 1,     June 30,     July 1,
                         2007         2006         2007        2006
                     ------------ ------------ ----------- -----------

Revenues:
  Non-rechargeable
   products          $     22,808 $     18,458 $    40,966 $    34,103
  Rechargeable
   products                 4,561        2,648      10,090       5,213
  Communications
   accessories              7,688            -      16,179           -
  Technology
   contracts                  139          287         281         396
                     ------------ ------------ ----------- -----------
Total revenues             35,196       21,393      67,516      39,712

Cost of products
 sold:
  Non-rechargeable
   products                16,607       14,900      30,217      27,223
  Rechargeable
   products                 3,618        1,859       7,785       3,728
  Communications
   accessories              6,237            -      13,208           -
  Technology
   contracts                  117          257         188         414
                     ------------ ------------ ----------- -----------
Total cost of
 products sold             26,579       17,016      51,398      31,365
                     ------------ ------------ ----------- -----------

Gross margin                8,617        4,377      16,118       8,347

Operating expenses:
  Research and
   development              1,688          884       3,302       1,844
  Selling, general,
   and administrative       5,212        3,032      10,508       5,814
                     ------------ ------------ ----------- -----------
Total operating
 expenses                   6,900        3,916      13,810       7,658
                     ------------ ------------ ----------- -----------

Operating income            1,717          461       2,308         689

Other income
 (expense):
  Interest income              18           40          32          85
  Interest expense          (604)        (207)     (1,261)       (412)
  Gain on insurance
   settlement                   -           43           -         191
  Miscellaneous               167          139         183         147
                     ------------ ------------ ----------- -----------
Income before income
 taxes                      1,298          476       1,262         700
                     ------------ ------------ ----------- -----------

Income tax provision-
 current                        -           20           -          24
Income tax provision-
 deferred                       -          347           -         427
                     ------------ ------------ ----------- -----------
  Total income taxes            -          367           -         451
                     ------------ ------------ ----------- -----------

Net income           $      1,298 $        109 $     1,262 $       249
                     ============ ============ =========== ===========


Earnings per share -
 basic               $       0.09 $       0.01 $      0.08 $      0.02
                     ============ ============ =========== ===========
Earnings per share -
 diluted             $       0.08 $       0.01 $      0.08 $      0.02
                     ============ ============ =========== ===========


Weighted average
 shares outstanding -
 basic                     15,123       14,851      15,100      14,807
                     ============ ============ =========== ===========
Weighted average
 shares outstanding -
 diluted                   15,331       15,165      15,320      15,150
                     ============ ============ =========== ===========


                      ULTRALIFE BATTERIES, INC.
                     CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)
----------------------------------------------------------------------


                                                June 30,  December 31,
                     ASSETS                         2007          2006
                                                --------  ------------

Current assets:
   Cash and investments                             $553          $720
   Trade accounts receivable, net                 23,190        24,197
   Inventories                                    30,554        27,360
   Prepaid expenses and other current assets       2,897         3,603
                                                --------  ------------
     Total current assets                         57,194        55,880

Property and equipment                            19,396        19,396

Other assets
   Goodwill, intangible and other assets          22,832        22,482
                                                --------  ------------

Total Assets                                     $99,422       $97,758
                                                ========  ============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of long-
    term debt                                    $13,110       $12,246
   Accounts payable                               14,480        15,925
   Other current liabilities                       8,479         9,639
                                                --------  ------------
      Total current liabilities                   36,069        37,810
                                                --------  ------------

Long-term liabilities:
    Long-term debt and capital lease obligations  20,350        20,043
    Other long-term liabilities                      482           316
                                                --------  ------------
      Total long-term liabilities                 20,832        20,359
                                                --------  ------------

Shareholders' equity:
   Common stock, par value $0.10 per share         1,586         1,578
   Capital in excess of par value                136,071       134,736
   Accumulated other comprehensive income              6         (321)
   Accumulated deficit                          (92,764)      (94,026)
                                                --------  ------------
                                                  44,899        41,967
   Less -- Treasury stock, at cost                 2,378         2,378
                                                --------  ------------
       Total shareholders' equity                 42,521        39,589
                                                --------  ------------

Total Liabilities and Shareholders' Equity       $99,422       $97,758
                                                ========  ============

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, (315) 332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, (212) 838-3777
             jburfening@lhai.com